EXHIBIT 1
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For Immediate Release
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                PITNEY BOWES ACQUIRES INTERNATIONAL MAIL EXPRESS
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STAMFORD, Conn., May 21, 2004- Pitney Bowes Inc. (NYSE:PBI) today acquired substantially all of the assets of International Mail Express, Inc. (IMEX) for $29 million. With annual revenue of approximately $54 million, IMEX consolidates letters and flat-sized mail headed to international addresses to reduce postage costs and expedite delivery.
         With this acquisition the company is continuing to execute its growth strategy according to Michael J. Critelli, Chairman and CEO of Pitney Bowes. "The acquisition of International Mail Express is another example of how we are enhancing customer and shareholder value by expanding our participation in the mailstream. IMEX helps us add more value and grow the set of services that we offer current and potential customers."
         IMEX, founded in 1986, is headquartered in College Point, New York and employs approximately 170 people. Its expertise is in developing the most cost effective route for getting letters, flat-sized mail, publications and literature to their final destination outside of the U.S. That includes using proprietary software to reduce transportation costs. IMEX has processing centers in College Point, New York, San Francisco, California and Ashburn, Virginia.
         IMEX will become part of the company's Global Mailstream Solutions segment and continue to operate under its current management.
         Pitney Bowes is a $4.6 billion global provider of integrated mail and document management solutions headquartered in Stamford, Connecticut. The company serves over 2 million businesses of all sizes in more than 130 countries through dealer and direct operations. For more information please visit www.pb.com.
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         The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about growth strategies, market expansion, etc. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2003 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.